WAIVER

     Pursuant to the Agreement for Purchase and Sale of Shares among Medicore, Inc., Techdyne, Inc., and Simclar International Limited, dated April 6, 2001, which provides for the sale of 71.3% interest in Techdyne to Simclar by Medicore, which may be deemed a sale of substantially all of Medicore's assets which triggers certain rights for the undersigned pursuant to the Employment Agreement between Medicore and the undersigned, dated September 1, 1998 ("Employment Agreement"), with respect to which the undersigned hereby specifically waives the right to receive a lump sum payment equal to salary, including expenses and benefits, for three years from termination, or in the alternative, at undersigned's option, 400,000 shares of Medicore common stock, pursuant to Section 9 of the Employment Agreement.

     This waiver relates solely to the proposed sale of Techdyne to Simclar and to no other transaction.

                                       /s/ Thomas K. Langbein
                                       ---------------------------
                                           Thomas K. Langbein

Dated: May 17, 2001